Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on January 31, 2012, but effective as of February 1, 2012 (the “Effective Date”), by and between CVR GP, LLC, a Delaware limited liability company (“Company”), and the general partner of CVR Partners, LP, a Delaware limited partnership (“Partnership”), and Kevan A. Vick (“Consultant”). CVR Energy, Inc., a Delaware corporation (“CVR”) and the Partnership are parties to this agreement solely for purposes of Section 4, and are third party beneficiaries of Sections 5 – 10.

CVR and Consultant were parties to a Third Amended and Restated Employment Agreement dated as of January 1, 2011 (the “Prior Employment Agreement”). Pursuant to an Assignment and Assumption dated January 1, 2012, CVR assigned to Company and Company assumed, the Prior Employment Agreement. Company and Consultant are parties to an Amended and Restated Employment Agreement dated as of January 1, 2012 (the “Employment Agreement”), which superseded the Prior Employment Agreement.

Consultant is a valued executive of Company, and has informed Company and CVR that he is retiring as of the Effective Date. Company desires to retain Consultant to provide certain consulting services to Company, and Consultant is willing to provide such services to Company, in each case, on the terms and conditions set forth in this Agreement.

1. Services.

(a) Scope. As of the Effective Date, Company hereby agrees to engage Consultant, and Consultant hereby agrees to provide to Company, Partnership and their respective subsidiaries and affiliates such consulting and advisory services as may be reasonably requested by Company or the Board of Directors of Company from time to time (the “Services”), subject to the limitations described in subsection (c) below. As of the Effective Date, Consultant hereby resigns from all positions as an officer of Company, CVR and their respective affiliates.

(b) Term. Consultant’s term of engagement pursuant to this Agreement will commence on the Effective Date, and continue for a term of two years (the “Stated Term”). Notwithstanding the foregoing, this Agreement may be terminated at any time in accordance with Section 2. The “Term” of this Agreement is the period of time commencing with the Effective Date and continuing until the earlier of the (i) expiration of the Stated Term, and (ii) termination in accordance with Section 2.

(c) Limitations. Consultant agrees to make himself reasonably available to render Services; provided, Consultant will not be required to provide Services (i) in excess of eight days in any calendar month, (ii) in excess of 400 hours during year one of the Stated Term and (iii) in excess of 200 hours during year two of the Stated Term.

2. Termination.

(a) Company may terminate this Agreement effective immediately following the occurrence of an event constituting Cause. For purposes of this Agreement, “Cause” means

Consultant has engaged in any of the following: (i) an act that constitutes willful misconduct or gross negligence relating to Company, the Partnership or any of their respective affiliates; (ii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of the Services, which does not adversely affect Company, the Partnership, or their respective affiliates or their reputation or the ability of Consultant to perform the Services; or (iii) material breach of Consultant’s covenants in Sections 5, 6, 7 or 8 of this Agreement or any material written policy of Company, the Partnership or any of their respective affiliates after written notice of such breach and failure by Consultant to correct such breach within 10 business days, provided that no notice of, nor opportunity to correct, such breach will be required hereunder if such breach cannot be cured.

(a) Termination by Consultant. Consultant may terminate this Agreement: (i) at any time and for any reason by serving written notice to Company at least 30 days in advance of the proposed termination date; or (ii) immediately by serving written notice to Company in the event of any breach of Company’s obligations pursuant to this Agreement. This Agreement also terminates upon death of Consultant.

3. Fees. In consideration of Consultant’s performance of the Services, Company agrees to pay Consultant the following fees: (i) an annual retainer of $63,000 payable monthly; plus (ii) $175 per hour for all hours Consultant performs the Services in excess of any of the time limitations specified in Section 1(c) of this Agreement. Company also agrees to pay Consultant his annual bonus for 2011 in accordance with other executives of Company receiving bonuses pursuant to the CVR Performance Incentive Plan. Company will also reimburse Consultant for all ordinary and necessary expenses incurred and paid by Consultant in the course of the performance of the Services pursuant to this Agreement and consistent with Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to Company’s requirements with respect to the manner of reporting such expenses.

4. Amendments to Equity Awards.

(a) Partnership Award. The Partnership and Consultant are parties to an Employee Phantom Unit Agreement dated December 30, 2011 (the “Partnership Award Agreement”), pursuant to which Consultant was granted an award of phantom units on the terms provided therein and the CVR Partners, LP Long-Term Incentive Plan (the “Partnership Plan”). The Partnership Award Agreement includes a number of terms conditioned on Consultant continuing to serve as an employee of the Partnership or its affiliates. The Partnership Plan permits consultants to receive awards, and in consideration of the Consultant’s prior service to the Partnership and the Services to be provided herein, as well as the restrictive covenants provided herein, the Partnership desires to amend the Partnership Award Agreement to permit the continued vesting of the award on the terms provided therein, notwithstanding Consultant’s change in status from an employee to a consultant. The Partnership Award Agreement is hereby amended such that all references to and conditions based on employment will be deemed to include service as an employee or consultant.

(b) CVR Awards. CVR and Consultant are parties to Restricted Stock Agreements dated July 16, 2010 and December 31, 2010 (the “CVR Award Agreements”), pursuant to which Consultant was granted awards of restricted stock on the terms provided therein and the CVR Energy, Inc. Long-Term Incentive Plan (the “CVR Plan”). The CVR Award Agreements includes a number of terms conditioned on Consultant continuing to serve as an employee of CVR or its affiliates. The CVR Plan permits consultants to receive awards, and in consideration of the Consultant’s prior service to CVR and the restrictive covenants provided herein, CVR desires to amend the CVR Award Agreements to permit the continued vesting of the award on the terms provided therein, notwithstanding Consultant’s change in status from an employee to a consultant. The CVR Award Agreements are hereby amended such that all references to and conditions based on employment will be deemed to include service as an employee or consultant.

5. Confidentiality and Non-Disclosure.

(a) Confidential Information. “Confidential Information” means all information disclosed by or on behalf of Company to Consultant relating to the business of Company, Partnership or their respective subsidiaries and affiliates, including, but not limited to, inventions, concepts, designs, processes, specifications, schematics, equipment, reaction mechanisms, processing techniques, formulations, chemical compositions, technical information, drawings, diagrams, software (including source code), hardware, control systems, research, test results, plant layout, feasibility studies, procedures or standards, know-how, manuals, patent information, the identity of or information concerning current and prospective customers, suppliers, consultants, licensors, licensees, contractors, subcontractors or other agents, financial and sales information (including interim and unaudited financial statements, models and pro forma information), current or planned commercial activities, business strategies, marketing plans, or other information relating to their respective business activities or operations and those of their respective affiliates, customers, suppliers, consultants, licensors, contractors, subcontractors, agents or any others to whom any such party owes a duty of confidentiality, except to the extent such information (i) is or becomes generally available to or known by the public through no fault of Consultant, (ii) is or becomes generally available to Consultant on a non-confidential basis from a source other than Company, Partnership, their respective subsidiaries or affiliates or their respective employees, agents or representatives, provided that such source was not known to Consultant (after due inquiry) to be bound by a confidentiality agreement with Company, Partnership or their respective subsidiaries or affiliates, or (iii) was previously known to Consultant as evidenced by its written records. Specific disclosures will not be deemed to be within the foregoing exceptions merely because they are embraced by more general information within the exceptions. In addition, any combination of features disclosed will not be deemed to be within the foregoing exceptions merely because individual features may be within the exceptions.

(b) Restrictions. Consultant agrees that, as between the parties, all Confidential Information remains the exclusive property of Company, Partnership or their respective subsidiaries or affiliates. In addition, Consultant agrees that, during the Term and for a period of 10 years thereafter, (i) Consultant will use the Confidential Information solely in connection with the Services, and for no other reason; (ii) Consultant will not disclose the

Confidential Information (in whole or in part) to any other person or entity; and (iii) Consultant will protect the Confidential Information to the same extent Consultant protects his or her own like trade secrets and confidential information, but in no event will Consultant use less than commercially reasonable care.

(c) Compelled Disclosure. If Consultant receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose all or any part of the Confidential Information, then Consultant agrees to (i) immediately notify Company in writing of the existence, terms and circumstances surrounding such a request or requirement, and (ii) assist Company in seeking a protective order or other appropriate remedy satisfactory to Company (at the expense of Company). If such protective order or other remedy is not obtained (or Company waives compliance with the provisions hereof), then (x) Consultant may disclose that portion of the Confidential Information Consultant is legally required to disclose, (y) Consultant will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and (z) Consultant will give written notice to Company of the information to be so disclosed as far in advance of its disclosure as practicable.

(d) Return of Confidential Information. Upon the request of Company and in any event upon the expiration or termination of this Agreement, Consultant will promptly return to Company, all originals and copies of the Confidential Information and any materials or data containing or derived therefrom, including hard copy and electronic records, and will use reasonably practicable efforts to purge from all computer storage devices any image or copies of such Confidential Information, materials or data.

(e) Securities Law Restriction. Consultant hereby acknowledges that Consultant is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in posession of material non-public information.

6. Non-Competition. By and in consideration of Company, the Partnership and CVR entering into this Agreement and the payments to be made and benefits to be provided by such entities hereunder, and in further consideration of Consultant’s exposure to the Confidential Information, Consultant agrees that Consultant will not, for a period of 24 months following the Effective Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event will ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 6, so long as Consultant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” means any person or entity that is actively engaged in any business which is either (i) in competition with the business of the Partnership, Company or any of their respective affiliates conducted during the preceding 12 months, or (ii) proposed to be conducted by the Partnership, Company or any of their respective affiliates in the Partnership’s, Company’s or their respective affiliate’s business plan as in effect at that time; provided, that (x) with respect to any person or entity that is actively engaged in the refinery business, a Restricted Enterprise only includes such a person or entity that operates or markets in any geographic area in which the Partnership, Company or any of their respective affiliates operates or markets with respect to its refinery business and (y) with respect to any person or entity that is actively engaged in the fertilizer business, a Restricted Enterprise only includes such a person or entity that operates or markets in any geographic area in which the Partnership, Company or any of their respective affiliates operates or markets with respect to its fertilizer business. During the Restriction Period, upon request of Company, Consultant will notify Company of Consultant’s then-current employment status. For the avoidance of doubt, a Restricted Enterprise will not include any person or entity or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas.

7. Non-Solicitation of Employees. During the Restriction Period, Consultant will not directly or indirectly contact, induce or solicit (or assist any person or entity to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an employee of the Partnership, Company or any of their respective affiliates.

8. Non-Solicitation of Customers/Suppliers. During the Restriction Period, Consultant will not (i) contact, induce or solicit (or assist any person or entity to contact, induce or solicit) any person or entity that has a business relationship with the Partnership, Company or any of their respective affiliates in order to terminate, curtail or otherwise interfere with such business relationship or (ii) solicit, other than on behalf of the Partnership, Company or their respective affiliates, any person or entity that Consultant knows or should have known (x) is a current customer of the Partnership, Company or any of their respective affiliates in any geographic area in which the Partnership, Company or any of their respective affiliates operates or markets or (y) is a person or entity in any geographic area in which the Partnership, Company or any of their respective affiliates operates or markets with respect to which the Partnership, Company or any of their respective affiliates has, within the 12 months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such person or entity to become a customer of the Partnership, Company or any of their respective affiliates in that geographic area. For the avoidance of doubt, the foregoing does not preclude Consultant from soliciting, outside of the geographic areas in which the Partnership, Company or any of their respective affiliates operates or markets, any person or entity that is a customer or potential customer of the Partnership, Company or any of their respective affiliates in the geographic areas in which it operates or markets.

9. Extension of Restriction Period. The Restriction Period will be extended for a period of time equal to any period during which the Executive is in breach of any of Sections 6, 7 or 8 hereof.

10. Specific Performance. Consultant recognizes and acknowledges that irreparable damage will result to Company, the Partnership or their respective affiliates, as the case may be, in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Consultant contained in Section 5, 6, 7 or 8, and that the applicable entity’s remedies at law for any such breach or threatened breach will be inadequate. Therefore, in addition to such other remedies that may be available to it, Company, the Partnership or their respective affiliates, as the case may be, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Consultant, and each and every person and entity acting in concert or participation with Consultant, from the continuation of such breach.

11. Mutual Release. Except for the obligations of the parties set forth in this Agreement, (i) Consultant hereby releases Company, the Partnership and their respective affiliates, and the officers, directors, partners, employees, shareholders, agents and employees of each of the foregoing, from all legal and equitable claims, causes of action, contracts, obligations, debts, damages, demands, agreements, promises, liabilities, costs, expenses, attorneys’ fees and losses of any kind whatsoever, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, existing now or to be created in the future, based upon all facts, transactions and events through the Effective Date; provided such release will not extend to rights to indemnification or coverage under any directors and officers liability insurance policy Consultant may have with respect to services to Company, the Partnership or their respective affiliates, and (ii) Company hereby releases Consultant from all legal and equitable claims, causes of action, contracts, obligations, debts, damages, demands, agreements, promises, liabilities, costs, expenses, attorneys’ fees and losses of any kind whatsoever, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, existing now or to be created in the future, based upon all facts, transactions and events through the Effective Date.

12. Independent Contractor. The performance of Consultant’s duties and obligations under this Agreement are those of an independent contractor and nothing in this Agreement will be construed or interpreted to create or imply an agency or employment relationship between Company and Consultant. As a result, Consultant understands that Consultant is not covered by any state workers’ compensation coverage or unemployment insurance coverage by Company. Company will not withhold nor be held liable for Federal or state payroll taxes including, but not limited to, Federal Withholding Tax, any state unemployment or similar taxes of any nature or taxes required by the Federal Insurance Contribution Act (FICA), or Federal Unemployment Tax Act (FUTA), for Consultant, as all such obligations are the exclusive responsibility of Consultant.

13. Severability. If a final judicial determination is made that any provision of this Agreement is an unenforceable, invalid or illegal restriction against Consultant, the provisions of this Agreement will be rendered void only in such jurisdiction and only to the extent that such judicial determination finds such provisions unenforceable, invalid or illegal, and the enforceability, validity, and legality of the remainder of this Agreement will not be affected.

14. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, (iv) sent via facsimile transmission, with receipt confirmed, or (v) sent by electronic mail, with receipt confirmed addressed as follows:

If to Company:	CVR GP, LLC
Attn: General Counsel
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Fax: (913) 982-5651
esgross@cvrenergy.com

If to Consultant:	Kevan A. Vick
4704 Cherry Hills Court
Lawrence, Kansas 66047

or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section.

15. Waiver; Amendment. No delay on the part of any party in the exercise of any right, power or remedy will operate as a waiver thereof, nor will any single or partial exercise by any party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy of such party. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement by any party is effective unless the same is in writing and signed by such party, and then any such amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which given.

16. Assignment. This Agreement is personal and Consultant may not assign this Agreement or delegate any of its duties or responsibilities hereunder without the prior written consent of Company. Company may assign this Agreement without notice to or consent of Consultant to, and thereafter it will be binding upon and enforceable by, any subsidiary or affiliate of Company, or any person or entity that acquires or succeeds to substantially all of the business or assets of Company (and such person or entity will be included in the definition of “Company” for all purposes of this Agreement) but is not otherwise assignable by Company.

17. Entire Agreement. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous oral or written agreements of the parties with respect to the subject matter hereof. The Employment Agreement is hereby terminated.

18. Governing Law. This Agreement and all rights and obligations of the parties hereunder is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Kansas applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance, and without giving effect to the principles of conflict of laws to the contrary.

19. Consent to Venue, Jurisdiction and Service of Process. A party may initiate in the courts of the State of Kansas, County of Wyandotte, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Kansas, but only in one of those courts and not in any other court, a proceeding seeking to enforce any provision of this Agreement or seeking any remedy in connection with the transactions contemplated by this Agreement. Each of the parties consents to the exclusive venue and jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue or jurisdiction therein. Process in any such action or proceeding may be served by delivering a copy of the process to the party to be served at the address and in the manner provided for giving notices in this Agreement. Nothing in this Section, however, affects the right of any party to serve legal process in any other manner permitted by law.

20. Time of the Essence. Time is of the essence of each and every term of this Agreement.

21. Survival. All obligations of Consultant that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

22. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

23. Reliance and Construction. The parties acknowledge that this Agreement is written in a manner that is fully understandable and they have had an opportunity to consult with counsel. Each party is entering into this Agreement in reliance on each party’s own judgment, and not in reliance on any statements made by the other party or statements made by the other party’s counsel. This Agreement is to be construed as if drafted jointly by the parties.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

“Company”		“Consultant”

CVR GP, LLC

By:	/s/ Byron R. Kelley	/s/ Kevan A. Vick
Name:	Byron R. Kelley	Name:	Kevan A. Vick
Title:	Chief Executive Officer and President

“Partnership”		“CVR”

CVR Partners, LP		CVR Energy, Inc.
by: CVR GP, LLC, its general partner

By:	/s/ Byron R. Kelley	By:	/s/ John J. Lipinski
Name:	Byron R. Kelley	Name:	John J. Lipinski
Title:	Chief Executive Officer and President	Title:	Chief Executive Officer and President